Exhibit 15.2

12341 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form F-3 (FILE No. 333-293241) and Form S-8 (FILE No. 333-286673) of iTonic Holdings Ltd. (“the Company”) of our report dated March 30, 2026, relating to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2025 which is included in the Company’s Annual Report on Form 20-F and incorporated by reference in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Fortune CPA Inc.,

Garden Grove, CA

March 30, 2026